Exhibit 10.1

June 19, 2020

Mr. Lawrence J. Burian

Madison Square Garden Sports Corp.

Two Pennsylvania Plaza

New York, New York 10121

Dear Lawrence:

Reference is made to your Employment Agreement, dated as of September 6, 2018 (the “Employment Agreement”) with Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company, the “Company”). Capitalized terms not defined in this letter have the meaning set forth in the Employment Agreement.

As a condition to a termination of your employment for “Good Reason”, Section 10 of the Employment Agreement requires that you voluntarily terminate your employment with the Company within 90 days following the happening of any action that constitutes Good Reason. Accordingly, the Employment Agreement would require your voluntary termination of employment within 90 days after April 17, 2020, in the event that you determine to exercise a Good Reason termination as a result of the changes to your employment which arose at the time of the spinoff by the Company of Madison Square Garden Entertainment Corp. (the “Distribution”). Solely for purposes of any such exercise of your rights arising at the time of the Distribution (a termination in connection with such exercise, a “Spin Termination”), the Company hereby agrees to extend the date by which you may terminate your employment for Good Reason to September 16, 2020 (i.e., you must provide written notice to the Company on or before September 1, 2020 that you do not consent to the Company’s actions and intend to terminate your employment for “Good Reason”, 15 days prior to the deadline), provided that such date may be further extended by if mutually agreed by the parties. For the avoidance of doubt, nothing in this letter (i) waives your obligation, if you determine to exercise a Good Reason termination, to provide the written notice described above in the form required by the Employment Agreement, or (ii) waives the Company’s right to correct any such action as provided in the Employment Agreement (if such action can be corrected).

You agree that, as consideration for the extension of date of a Spin Termination in Section 10 of the Employment contemplated by this letter, any ordinary course long-term incentive awards (i.e., not any one-time equity award granted in lieu of cash compensation) granted to you by the Company after the date of this letter will not be eligible to vest pursuant to Sections 6(c), 6(d) and 6(e) of the Employment Agreement solely in connection with a Spin Termination, unless the Company otherwise determines.

Furthermore, reference is made to that certain letter agreement, dated on or around the date hereof (the “MSGN Letter Agreement”) by and among you and MSG Networks Inc. (“MSGN”). Pursuant to the MSGN Letter Agreement, upon a Spin Termination MSGN will not be obligated to increase your compensation in accordance with your employment agreement with MSGN. Accordingly, upon a Spin Termination, Paragraph 2 of Annex B of your Employment Agreement shall not apply.

MADISON SQUARE GARDEN SPORTS CORP.

TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

TEL 212-465-4111

Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. The following provisions of the Employment Agreement shall be incorporated into, and be effective mutatis mutandis with respect to, this letter as if set forth herein in their entirety: Paragraphs 18, 19 and 20. This letter reflects the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersedes all prior understandings or agreements relating thereto. This agreement may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

Please sign below to indicate your agreement and acknowledgement to the terms and conditions of this letter, which will become a binding agreement upon our receipt.

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Sincerely,

Madison Square Garden Sports Corp.

By:	/s/ Andrew Lustgarten
Name:	Andrew Lustgarten
Title:	President and Chief Executive Officer

Accepted and Agreed:

/s/ Lawrence J. Burian
Lawrence J. Burian

Date: June 19, 2020

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